Exhibit 99.2

SECOND AMENDMENT TO

2022 ACCO BRANDS CORPORATION INCENTIVE PLAN

WHEREAS, ACCO Brands Corporation, a Delaware corporation, (the “Corporation”) established an incentive compensation plan known as the 2022 ACCO Brands Corporation Incentive Plan (the “Plan”) effective May 17, 2022; and

WHEREAS, effective upon stockholder approval on May 20, 2025 (the “Amendment Effective Date”), the Corporation wishes to increase the number of shares available for grant to participants under the Plan.

NOW, THEREFORE, the Plan is hereby amended as follows as of the Amendment Effective Date:

(1) Article 4.1(a) of the Plan is hereby amended to read as follows:

"(a) Subject to adjustment as provided in Section 4.3, the maximum number of Shares available for grant to Participants under this Plan (the “Share Authorization”) shall be:

(i) 4,550,000 Shares; plus

(ii) 8,275,000 Shares, which is the number of Shares that were authorized for grant under the First Plan Amendment; plus

(iii) 7,250,000 Shares, which is the number of Shares that were authorized for grant under the Plan as originally adopted; plus

(iv) 469,631 Shares, which is the number of Shares remaining for grant under the 2019 Plan as of the Effective Date; plus

(v) the number of shares subject to outstanding awards as of the Effective Date under the 2019 Plan that on or after the Effective Date cease for any reason to be subject to such awards (other than in connection with the exercise or settlement of the awards including shares withheld to satisfy the exercise price or tax withholding obligations) on the basis of: (A) one share for each such share issued as an Option or SAR and (B) 2.00 Shares for each such Share issued as a Full-Value Award; plus

(vi) the number of Shares subject to outstanding awards as of the Effective Date under the ACCO Brands Corporation Incentive Plan (As Amended and Restated Effective May 12, 2015) that on or after the Effective Date cease for any reason to be subject to such awards (other than in connection with the exercise or settlement of the awards including shares withheld to satisfy the exercise price or tax withholding obligations) on the basis of: (A) one share for each such share issued as an Option or SAR and (B) 2.06 Shares for each such Share issued as a Full-Value Award.”

(2) Article 4.1(c) of the Plan is hereby amended to read as follows:

“(c) The maximum number of Shares of the Share Authorization that may be issued pursuant to ISOs under this Plan shall be 20,544,631 Shares, but not more than the total number of Shares authorized pursuant to Section 4.1(a).”

ACCO Brands Corporation
By:	/s/ Pamela R. Schneider
Name:	Pamela R. Schneider
Title:	Senior Vice President, General Counsel and Corporate Secretary